Exhibit 12(a)
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One of Canada's Top 40 Under 40 Brings Unique Expertise to Duravest


CHICAGO, IL -- (MARKET WIRE) -- 05/10/2006 -- Duravest, Inc. (OTC BB: DUVT) (XETRA: DUV), a unique company that strategically acquires next-generation convergent technology firms, has announced that Borys Chabursky, Canadian biotechnology entrepreneur, has joined the company's Board of Directors.

Mr. Chabursky is one of Canada's leading biotechnology entrepreneurs and a globally renowned expert in biotechnology investment. He is currently President and founder of SHI Consulting, which provides global strategic consulting for firms in the life sciences industry. Since its founding, SHI has provided over seventy life science clients with capital sourcing, strategic consulting, and company creation services with over 175 major projects completed and interim management of seven startups.

Mr. Chabursky is currently a member of a number of for-profit and not-for-profit boards, including the advisory boards of the Singapore Cancer Syndicate, Medical and Related Sciences Commercialization Centre (Toronto), Ontario Cancer Research Network Tumour Bank, GEMMA and an Industrial Policy Advisory Committee (IPAC ) for a large multinational pharmaceutical company.

Borys joins Dr. Ogan Gurel, CEO of Duravest, and Friedrich-Wilhelm Gobel, CEO of Viscardi AG, a German life sciences investment bank, as a Duravest Board member. "We are honored to have such a distinguished member of the global biotechnology community as a member of our Board of Directors," said Dr. Ogan Gurel, CEO of Duravest. "His unparalleled experience will provide tremendous value to Duravest's subsidiaries and investors going forward."

In 2002, Mr. Chabursky was selected as one of Canada's Top 40 under 40 Achievers, which is a national award in Canada selected by a distinguished panel of 29 business and community leaders assembled by Caldwell Partners International, one of the largest and most respected executive search firms in Canada. He has also been featured in Canadian and international television, radio and print media, including Canadian Business, CBC, Global TV, The National Post, Site Selection, BioBusiness, Life Science Today, Biotechnology Focus, The China Post, Les Echos (French daily newspaper), Peterborough Examiner, Hamilton Spectator, and Business Executive.

Mr. Chabursky added, "This is an exciting opportunity for me to take part in the innovative business model Duravest is offering investors. Dr. Gurel's vision is transforming Duravest into one of the most interesting investment opportunities in the life sciences sector today."


Duravest, Inc.

Duravest, Inc. (OTC BB: DUVT) (XETRA: DUV) is a publicly traded holding company that initiates and develops strategic investments in next-generation convergent medical technologies. Duravest currently has two subsidiaries: Estracure, Inc. and Bio-Magnetic Therapy Systems, GmbH (BMTS). Estracure is developing a next-generation 17-beta-estradiol based coronary stent and the company is poised to release pig trial results later this week. The Duravest strategy encompasses three themes: (1) rapid commercialization of next-generation medical technologies by providing its portfolio of subsidiaries with financial, operational and scientific support, (2) prioritization of safety and (3) development of convergent medical technologies that span the traditional categories of biotechnology, pharmaceuticals, healthcare IT and medical devices.

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